UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SD

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Specialized Disclosure Report

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CPI AEROSTRUCTURES, INC.

(Exact Name of Registrant as Specified in Charter)

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New York	001-11398	11-2520310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91 Heartland Boulevard, Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

Andrew Davis

Chief Financial Officer

(631) 586-5200

(Name and telephone number, including area code, of the person to contact in connection with this report.)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

Section 1 - Conflict Minerals Disclosure

This Form SD of CPI Aerostructures, Inc. (the “Registrant”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2023 to December 31, 2023.

Item 1.02 Exhibit

As specified in Section 3, Item 3.01 of this Form SD the Registrant is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report which is publicly available at www.cpiaero.com under the Investor Relations tab.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.02 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit No.	Description
1.01	CPI Aerostructures, Inc. Conflict Minerals Report for the year ended December 31, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Dated: May 31, 2024

CPI AEROSTRUCTURES, INC.

By:	/s/Andrew Davis
Name: Andrew Davis
Title: Chief Financial Officer

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